Exhibit 99.1

UWW HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Financial Statements
June 30, 2014

UWW HOLDINGS, INC. AND SUBSIDIARIES
June 30, 2014
Table of Contents

Page(s)
Unaudited Condensed Consolidated Financial Statements:

Condensed Consolidated Statements of Operations for the six months ended June 30, 2014 and June 29, 2013	2

Condensed Consolidated Statements of Comprehensive Loss for the six months ended June 30, 2014 and June 29, 2013	3

Condensed Consolidated Balance Sheets as of June 30, 2014 and December 31, 2013	4

Condensed Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholder’s Equity for the six months ended June 30, 2014 and year ended December 31, 2013	5

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2014 and June 29, 2013	6

Notes to Condensed Consolidated Financial Statements	7-21

UWW HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Dollars in millions)
(Unaudited)
	Six months ended
	June 30,	June 29,
	2014	2013
Net sales (including sales to a related party of $17.9 and $14.4
for the six months ended 2014 and 2013, respectively)	$1,907.5	$1,983.7
Cost of products sold (including purchases from a related party of $82.4 and $91.6 for the six months ended 2014
and 2013, respectively); excluding depreciation and amortization	1,565.0	1,632.3
Distribution expenses	125.3	124.0
Selling and administrative expenses	190.0	199.2
Depreciation and amortization	12.2	12.5
Restructuring expenses	0.2	2.5
Merger expenses	14.1	1.5
Asset impairments	2.8	0.3
Other expense, net	—	0.8
Operating (loss) income	(2.1)	10.6
Interest expense, net	12.4	13.7
Gain on sale of equity method investments	(6.6)	—
Loss before income taxes	(7.9)	(3.1)
Income tax expense	7.5	0.7
Equity earnings of affiliates, net of taxes	(0.3)	(0.5)
Net loss	(15.1)	(3.3)

Redeemable preferred stock dividends	(1.6)	(9.6)
Net loss attributable to common shareholders	$(16.7)	$(12.9)

The accompanying notes are an integral part of these condensed consolidated financial statements.

UWW HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Loss
(Dollars in millions)
(Unaudited)
	Six months ended
	June 30,	June 29,
	2014	2013
Net loss	$(15.1)	$(3.3)
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(0.4)	(3.8)
Defined benefit pension plans, net of taxes:
Settlement loss	—	0.1
Amortization of prior service credit	(0.2)	(0.2)
Amortization of net loss	0.4	0.9
Defined benefit pension plans	0.2	0.8
Other comprehensive loss	(0.2)	(3.0)
Total comprehensive loss	$(15.3)	$(6.3)

The accompanying notes are an integral part of these condensed consolidated financial statements.

UWW HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollars in millions, except share amounts)
(Unaudited)
	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash	$70.9	$22.2
Accounts receivable, less allowance of $13.3 and $14.6 at June 30, 2014 and
December 31, 2013, respectively	444.9	467.8
Related-party accounts receivable	3.9	2.8
Inventories	314.4	314.7
Deferred income tax assets	9.6	10.2
Other current assets	47.6	52.9
Total current assets	891.3	870.6
Property and equipment, net	68.9	76.3
Goodwill	23.4	23.4
Other intangibles, net	19.3	20.9
Deferred income tax assets	204.2	210.0
Other noncurrent assets	10.7	14.0
Total assets	$1,217.8	$1,215.2
Liabilities, Redeemable Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$256.5	$227.1
Related-party accounts payable	8.0	6.7
Accrued payroll and benefits	27.1	33.0
Other accrued liabilities	62.4	65.5
Current maturities of long-term debt	2.6	2.7
Capital lease obligations to related party, current portion	10.1	9.4
Total current liabilities	366.7	344.4
Long-term debt, net of current maturities	330.6	325.4
Capital lease obligations to related party, less current portion	40.7	45.9
Defined benefit pension obligations	22.8	26.6
Other noncurrent liabilities	36.5	73.4
Total liabilities	797.3	815.7

Commitments and contingencies (Note 9)
Redeemable preferred stock, $.01 par value per share; 228,465 shares authorized;
228,463 shares issued and outstanding at December 31, 2013	—	147.7

Stockholders’ equity:
Post-reorganization common stock, $.01 par value per share; 1,000 shares authorized and outstanding	—	—
Pre-reorganization common stock, $.01 par value per share; 33.2 million shares authorized;
25.8 million shares issued and outstanding	—	0.3
Additional paid-in capital	494.5	311.2
Accumulated deficit	(78.5)	(63.4)
Accumulated other comprehensive income	4.5	4.7
Treasury stock at cost, 90,000 shares of Class B and 10,000 shares of Class M	—	(1.0)
Total stockholders’ equity	420.5	251.8
Total liabilities, redeemable preferred stock and stockholders’ equity	$1,217.8	$1,215.2

The accompanying notes are an integral part of these condensed consolidated financial statements.

UWW HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Redeemable Preferred Stock and Stockholders' Equity
(Dollars in millions)
(Unaudited)

					Accumulated other comprehensive income (loss)
	Redeemable		Additional paid-in capital				Total
	preferred	Common stock		Accumulated		Treasury	Stockholders’
	stock			deficit		stock	equity
Balance at December 29, 2012	$147.4	$0.3	$330.2	$(305.8)	$(10.3)	$(1.0)	$13.4
Compensation from stock awards	—	—	0.4	—	—	—	0.4
Redeemable preferred stock dividends accretion	19.4	—	(19.4)	—	—	—	(19.4)
Redeemable preferred stock dividends declared	(19.1)	—	—	—	—	—	—
Net income	—	—	—	242.4	—	—	242.4
Other comprehensive income, net of tax	—	—	—	—	15.0	—	15.0
Balance at December 31, 2013	$147.7	$0.3	$311.2	$(63.4)	$4.7	$(1.0)	$251.8
Compensation from stock awards	—	—	—	—	—	—	—
Redeemable preferred stock dividends accretion (1)	1.6	—	(1.6)	—	—	—	(1.6)
Cancellation of Redeemable preferred stock in
connection with reorganization	(149.3)	—	149.3	—	—	—	149.3
Cancellation of Common and Treasury stock in
connection with reorganization	—	(0.3)	(0.7)	—	—	1.0	—
Cancellation of preferred stock dividend
liability	—	—	36.3	—	—	—	36.3
Issuance of 1,000 common stock shares to UWWH
Stockholder in connection with reorganization	—	—	—	—	—	—	—
Net income (loss)	—	—	—	(15.1)	—	—	(15.1)
Other comprehensive loss, net of tax	—	—	—	—	(0.2)	—	(0.2)
Balance at June 30, 2014	$—	$—	$494.5	$(78.5)	$4.5	$—	$420.5

(1) From January 1, 2014 through January 27, 2014

The accompanying notes are an integral part of these condensed consolidated financial statements.

UWW HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)
	Six months ended
	June 30,	June 29,
Cash flows from operating activities:	2014	2013
Net loss	$(15.1)	$(3.3)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	12.2	12.5
Amortization of deferred financing costs	2.6	2.6
Bad debt (recovery) expense	(0.3)	2.2
Deferred income taxes	6.4	(0.2)
LIFO provision	1.3	0.5
Gain on sale of equity method investments	(6.6)	—
Long-lived asset impairment charges	2.8	0.3
Stock option compensation expense	—	0.4
Undistributed earnings from affiliates	—	0.1
Other noncash items, net	0.2	1.5
Changes in assets and liabilities:
Accounts receivable	21.3	12.3
Related party accounts receivable	1.1	0.5
Inventories	(1.1)	(2.4)
Other current assets	5.1	4.7
Accounts payable	29.7	(28.7)
Related party accounts payable	1.3	3.2
Accrued payroll and benefits	(5.9)	(0.9)
Other accrued liabilities	(3.9)	(4.0)
Other	(2.7)	(0.2)
Cash provided by operating activities	48.4	1.1
Cash flows from investing activities:
Property and equipment additions	(5.8)	(7.7)
Leasehold improvement additions	(0.8)	(1.2)
Proceeds from sales of equity method investments	6.2	—
Proceeds from sale of property and equipment	0.4	0.1
Cash provided by (used in) investing activities	—	(8.8)
Cash flows from financing activities:
Borrowings under Senior Credit Facility	1,779.4	1,827.5
Payments under Senior Credit Facility	(1,765.4)	(1,831.3)
Payments under Equipment Capital Lease obligations	(1.4)	(1.6)
Payments under Real Estate Capital Lease obligations to related party	(4.6)	(4.4)
Changes in bank overdrafts	(7.9)	16.0
Cash provided by financing activities	0.1	6.2
Effect of exchange rate changes on cash	0.2	(0.3)
Net change in cash	48.7	(1.8)
Cash at beginning of period	22.2	30.6
Cash at end of the period	$70.9	$28.8

Supplemental cash flow disclosures:
Cash paid for interest	$9.0	$1.3
Cash paid for income taxes net of refunds received	0.9	0.6
Supplemental schedule of noncash investing and financing activities:
Cancellation of cumulative redeemable preferred stock dividend payable to UWWH Stockholder	36.3	—
Non-cash settlement of ARO	0.9	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

(1)	Summary of Significant Accounting Policies

(a)	Organization and Basis of Presentation
UWW Holdings, Inc. (UWWH), a Delaware corporation, is owned approximately 60% by Bain Capital Fund VII, L.P. (Bain) and approximately 40% by Georgia-Pacific LLC (GP). Bain acquired (the Acquisition) its interest from GP on November 27, 2002 (the Acquisition Date), which effected a change in the control of UWWH. UWWH and its wholly owned subsidiaries are collectively referred to as “Unisource”.
On January 28, 2014, Unisource and International Paper Company (parent company of Veritiv Corporation) entered into a definitive merger agreement (the Merger Agreement) providing for the merger of Unisource and International Paper Company's xpedx distribution solutions business (the Merger).
In preparation for the Merger, Unisource consummated an internal reorganization on January 27, 2014 (the Reorganization). Pursuant to the Reorganization, the Redeemable preferred stock, as well as all existing UWWH common stock and stock options (collectively, the Equity Interests), were cancelled and all obligations related to the accumulated dividends on such Redeemable preferred stock ownership were terminated. In connection with the Reorganization, Equity Interests in UWW Holdings, LLC (UWWH Stockholder) were issued to holders of cancelled Equity Interests on substantially the same economic terms as the cancelled equity interests, including the obligation to pay the accumulated preferred dividends when due. As of January 27, 2014, any obligation with respect to Redeemable preferred stock or the accumulated dividends thereon was transferred from Unisource to UWWH Stockholder. UWWH is neither a party to nor a guarantor of the UWWH Stockholder’s obligation and as such the obligation is not reflected in the condensed consolidated financial statements of UWWH. However, prior to the Merger, to the extent that Unisource held cash legally available for distribution and was permitted to distribute such cash under both the Senior Credit Facility agreement (see Note 7) and the Merger Agreement, UWWH might be required to dividend funds to the UWWH Stockholder to pay distributions to its members.
On July 1, 2014 (the Closing Date), International Paper completed the previously announced spinoff (the Spinoff) of its distribution solutions business, xpedx. Immediately following the Spinoff of the xpedx business to International Paper shareholders, UWWH, the parent company of Unisource Worldwide, Inc., merged with and into the xpedx business to form a new, publicly-traded company, Veritiv Corporation. See Note 14 for further details.
The accompanying unaudited Condensed Consolidated Financial Statements of Unisource have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, contain all adjustments (which are of a normal recurring nature, unless otherwise stated) necessary for the fair statement of Unisource’s financial position and its results of operations, comprehensive income (loss), and cash flows for the interim periods reported herein. The unaudited Condensed Consolidated Financial Statements should be read in conjunction with Unisource’s annual financial statements for the year ended December 31, 2013. The December 31, 2013 Condensed Consolidated Balance Sheet, contained herein, was derived from audited financial statements, but has been condensed for interim reporting and therefore does not include all disclosures required by accounting principles generally accepted in the United States (GAAP).
The preparation of Condensed Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions about future events that affect the amounts reported, and accordingly, actual results could differ from those estimates, and any such differences may be material. Operating results for the six months ended June 30, 2014 (six months ended June 2014) and June  29, 2013 (six months ended June 2013) are not necessarily indicative of the results that may be expected for the fiscal year.
On September 25, 2013, Unisource’s Board of Directors agreed to change Unisource’s fiscal year end to a calendar year end on a prospective basis beginning in 2013. Consequently, Unisource’s 2013 year end was December 31, 2013 versus January 4, 2014 under the previous policy. Also, beginning on January 1, 2014, future quarterly reporting periods are based on calendar months. Accordingly, these Condensed Consolidated Financial Statements are for the period covering the six months ended June 30, 2014 and the period covering the six months ended June 29, 2013.

(b)	Nature of Operations
Unisource is a leading distributor of printing and business paper, packaging supplies and equipment, and facility supplies and equipment primarily in the United States and Canada. Additionally, Unisource has international

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

operations in Europe, Asia and Latin America. These product categories, as a percentage of consolidated net sales, were as follows:

		Six months ended
		June 2014	June 2013
		(% of net sales)
Print		52%	54%
Packaging		29%	28%
Facility supplies		17%	17%
Other		2%	1%
	Total	100%	100%

Sales in the United States, Canada and other international operations, as a percentage of consolidated net sales, were as follows:

		Six months ended
		June 2014	June 2013
		(% of net sales)
United States		79%	77%
Canada		20%	22%
Other international		1%	1%
	Total	100%	100%
Net assets in the United States, Canada and other international countries were as follows:

		June 30,	December 31,
		2014	2013
United States		$325.7	$304.7
Canada		85.8	90.5
Other international		9.0	4.3
	Total	$420.5	$399.5
Unisource sells its products to a diverse customer base that includes commercial printing, retail, hospitality, healthcare, governmental, distribution and manufacturing sectors. Credit is generally extended without requiring collateral based on an evaluation of the customer’s credit risks.
Unisource’s suppliers are widely dispersed throughout North America, Asia and Europe.

(c)	Revenue Recognition
Unisource recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred, the price to the buyer is fixed or determinable and collectability is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership.
Certain revenues are derived from shipments arranged by Unisource made directly from a manufacturer to the customer. Unisource is considered to be a principal to these transactions since it, among other factors, controls pricing and terms with respect to the customer, bears the credit risk of the customer defaulting on payment and is the primary obligor to the manufacturer. Revenues from these sales are reported on a gross basis in the Condensed Consolidated Statements of Operations and amounted to $624.3 million and $702.9 million for the six months ended June 2014 and 2013, respectively.

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

(d)	Distribution expenses
Distribution expenses consist primarily of storage and related facility costs (excluding depreciation charges), shipping and handling, freight and supply chain management costs. Total shipping and handling expenses were $85.8 million and $81.5 million for the six months ended June 2014 and 2013, respectively. The shipping and handling expenses are included in Distribution expenses in the Condensed Consolidated Statements of Operations.

(e)	Merger expenses
Merger expenses consist primarily of third party professional service fees related to the Merger as defined above in the Organization and Basis of Presentation section.

(f)	Income taxes
Unisource recognizes deferred income taxes based on the expected future tax consequences of differences in financial reporting and income tax reporting for operating results, assets and liabilities. Deferred income taxes are determined using enacted tax rates for the applicable future period.
Unisource regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on Unisource’s expected results and assumptions as to the jurisdiction in which the income will be earned. The expected timing of the reversals of existing temporary differences is based on current tax law and Unisource’s tax methods of accounting.
Unisource recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Condensed Consolidated Financial Statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.

(g)	Inventories
Inventory cost components include the purchase price invoiced by a supplier, plus inbound freight and related costs, and are reduced by estimated volume‑based discounts available from certain suppliers. Inventories consist principally of goods purchased for resale (finished goods) and are valued at the lower of cost or market. Cost is determined using the last‑in, first‑out (LIFO) method for U.S. inventories, which represented 71% of the total reported inventories at June 30, 2014 and December 31, 2013. Cost is determined using the weighted average method for non‑U.S. inventories. If the average cost method (at lower of cost or market) had been used to value U.S. inventories, cost would have been $37.8 million and $36.5 million higher than the LIFO cost at June 30, 2014 and December 31, 2013, respectively. Unisource’s base LIFO layer is from 2002.
(h)Fair Value Measurements
The various inputs used to measure assets and liabilities at fair value establish a hierarchy that distinguishes between assumptions based on market data (observable inputs) and Unisource’s assumptions (unobservable inputs). The hierarchy consists of three broad levels as follows:
Level 1 – Quoted market prices in active markets for identical assets or liabilities.
Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

Level 3 – Unobservable inputs developed using Unisource’s estimates and assumptions, which reflect those that market participants would use.
Unisource’s assets and liabilities measured at fair value are classified in the fair value hierarchy, as described above, based on the inputs used for valuation.
Unisource’s financial instruments consist primarily of cash, trade accounts receivable, accounts payable and other components of other current assets and other current liabilities, in which the carrying amount approximates its fair value due to the short maturity of these items. The carrying value of borrowings under the Senior Credit Facility approximates fair value since the underlying borrowings bear floating market interest rates and have original terms of no more than three months.
Pension plan assets are primarily comprised of mutual funds and pooled funds. The underlying investments of these funds are valued using either quoted prices in active markets or valued as of the most recent trade date and are classified as Level 2.

(i)	New Accounting Pronouncements and Recently Adopted Accounting Standards
Foreign Currency Matters
In March 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-05, "Foreign Currency Matters", which provides the standards for parent’s accounting for the cumulative translation adjustment upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. ASU 2013-05 is effective for reporting periods beginning after December 15, 2013. The application of the requirements of this guidance did not have a material effect on the Condensed Consolidated Financial Statements.
Income Taxes
In July 2013, the FASB issued ASU 2013-11, "Income Taxes," which provides guidance on financial statement presentation of an unrecognized tax benefit when a net operating loss carry forward, a similar tax loss or a tax credit carry forward exists. This guidance should be applied to all unrealized tax benefits that exist as of the effective date, which is fiscal years beginning after December 15, 2013 and interim periods within those years. Unisource adopted ASU 2013-11 prospectively as of January 1, 2014, and the adoption did not have a material impact on the Condensed Consolidated Financial Statements.

(j)	Accounting Standards Issued But Not Effective
Revenue Recognition Standard
On May 28, 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers”, their final standard on revenue from contracts with customers. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-9 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2016 for public entities. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance in the ASU. Early application is not permitted. Unisource is currently in the process of evaluating the potential impact of adopting ASU 2014-09.

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

(2)	Restructuring Expenses
The following table presents the components of restructuring expenses in the Condensed Consolidated Statements of Operations:

	Six months ended
	June 2014	June 2013
Severance and personnel costs	$—	$1.5
Professional fees and other costs	—	0.7
Facility closure and consolidation costs	0.2	0.5
Gain on facility lease termination	—	(0.2)
Total restructuring expenses	$0.2	$2.5

(a)	North American Shared Service Model
Over the past several years, Unisource has been working to implement a North American shared service model with the goal of improving profitability and streamlining processes. This initiative involves the consolidation and centralization of sales management, sales operations, supply chain operations, customer service and corporate support functions. Efforts to implement this initiative include restructuring of the workforce, information technology infrastructure and business processes are currently ongoing.
Restructuring charges of $1.8 million in the six months ended June 2013 include severance and other personnel costs of $1.3 million. Positions totaling 45 were eliminated during the six months ended June 2013. In addition, during the six months ended June 2013, Unisource also recognized a $0.2 million gain upon the execution of an early surrender agreement to terminate the lease for its Mobile, Alabama warehouse.
The following table presents the restructuring accrual activity related to the North American shared service model:

	Severance and Personnel Costs	Professional Fees and Other Costs	Facility Closure and Consolidation Costs	Total
Balance as of December 31, 2013	$0.5	$—	$—	$0.5
Restructuring charges	—	—	—	—
Cash payments	(0.2)	—	—	(0.2)
Non-cash (reductions)/additions	—	—	—	—
Foreign currency translation	—	—	—	—
Balance as of June 30, 2014	$0.3	$—	$—	$0.3

(b)	Sweden Operations Closure
During 2013, Unisource closed its Sweden operations which had been planned for future packaging manufacturing and research and development. This initiative was substantially completed in 2013.
Restructuring charges of $0.2 million in the six months ended June 2014 include lease termination charges for early termination of the lease agreement. Restructuring charges of $0.7 million in the six months ended June 2013 include severance and other personnel costs of $0.2 million.

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

(c)	Restructuring Obligation Summary
The remaining restructuring obligations aggregate to $0.5 million at June 30, 2014, the majority of which is expected to be paid in cash within one year.
(3) Property and Equipment
Depreciation expense was $10.6 million and $10.8 million for the six months ended June 2014 and 2013, respectively.
(a)Internal-Use Software
Amortization of internal‑use software costs of $3.8 million and $4.5 million for the six months ended June 2014 and 2013, respectively, has been included in Depreciation and amortization in the Condensed Consolidated Statements of Operations.
Unamortized internal‑use software costs, including amounts recorded in construction-in-progress, were $16.5 million and $16.1 million and are included in Property and equipment, net in the Condensed Consolidated Balance Sheets as of June 30, 2014 and December 31, 2013, respectively.
(b)Capital Leases
Capital leases at June 30, 2014 and December 31, 2013 were as follows:

	June 30,	December 31,
	2014	2013
Gross amounts of assets recorded under capital leases	$16.7	$18.4
Accumulated depreciation on capital lease assets	(8.5)	(8.9)
Net book value of capital lease assets	$8.2	$9.5
Depreciation of capital leased assets of $1.3 million and $1.6 million for the six months ended June 2014 and 2013, respectively, is included in Depreciation and amortization in the Condensed Consolidated Statements of Operations.
(c)Impairment
During the six months ended June 30, 2014, Unisource recognized a $2.8 million impairment related to packaging manufacturing equipment with net book value of $3.6 million. The net book value of the equipment was written down based on management’s decision not to pursue this line of business in the U.S. and the conclusion that such assets did not have an alternative use. The resulting impairment was included in Asset impairments in the Condensed Consolidated Statements of Operations.
During the six months ended June 29, 2013, Unisource recognized a $0.2 million impairment related to the write-off of machinery and leasehold improvements upon the early termination of a lease.
(4) Goodwill and Intangible Assets
(a)Goodwill
Goodwill reflects the excess of consideration paid over the estimated fair value of net identifiable assets acquired related to the purchase of Unisource’s paper and print services company, Graphic Communications (Graphic), in September 2003. Unisource tests goodwill and indefinite lived intangibles for impairment annually during the fourth quarter or more frequently when events or changes in circumstances indicate that the fair value of the reporting unit has more likely than not declined below its carrying value.
There were no goodwill impairment losses incurred for the six months ended June 2014 and 2013. The balance of Goodwill was $23.4 million at June 30, 2014 and December 31, 2013.

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

(b)Customer Relationships and Trade Names
Customer relationships (finite-lived intangibles) and trade names (indefinite-lived intangibles) were recorded in connection with the acquisition of Graphic. Amortization expense was $1.6 million and $1.7 million for the six months ended June 2014 and 2013, respectively.
Other intangibles, net at June 30, 2014 and December 31, 2013 were as follows:

	June 30, 2014
	Gross		Cumulative	Currency
	carrying	Accumulated	loss on	translation
	amount	amortization	impairments	adjustment	Net
Customer relationships	$45.2	$(33.5)	$(0.4)	$(0.2)	$11.1
Trade names	8.8	—	(0.6)	—	8.2
Licensing agreement	0.2	(0.1)	(0.1)	—	—
	$54.2	$(33.6)	$(1.1)	$(0.2)	$19.3

	December 31, 2013
	Gross		Cumulative	Currency
	carrying	Accumulated	loss on	translation
	amount	amortization	impairments	adjustment	Net
Customer relationships	$45.2	$(31.9)	$(0.4)	$(0.2)	$12.7
Trade names	8.8	—	(0.6)	—	8.2
Licensing agreement	0.2	(0.1)	(0.1)	—	—
	$54.2	$(32.0)	$(1.1)	$(0.2)	$20.9
(c)Impairment
There were no impairment losses related to intangibles for the six months ended June 2014. During the six months ended June 2013, an Asset impairment charge of $0.1 million was recorded relating to the write-off of an exclusive marketing arrangement.
(5) Investments in Real Estate Joint Ventures
Investments in joint ventures at June 30, 2014 and December 31, 2013 were as follows:

	June 30, 2014			December 31, 2013
		Proportionate			Proportionate
	Investment	share of		Investment	share of
	carrying	equity in	Dividends	carrying	equity in	Dividends
	amount	net assets	received	amount	net assets	received
HP/ALCO, L.P.	$0.2	$0.7	$(0.5)	$0.3	$0.7	$(0.4)
Valley Park Development I, L.P.	0.7	0.9	—	0.7	0.9	—
Uniwest Atlanta I, L.P.	—	—	—	0.5	0.7	(0.6)
Alco West Las Vegas I, L.P.	—	—	(0.1)	0.1	0.3	(0.2)
	$0.9	$1.6	$(0.6)	$1.6	$2.6	$(1.2)
During the six months ended June 2014, Unisource sold its investment in Uniwest Atlanta I, L.P, and Alco West Las Vegas I, L.P. and realized a gain of $6.6 million which is included in Gain on sale of equity method investments in the Condensed Consolidated Statements of Operations, with a tax effect of $2.3 million included in Income tax (benefit)

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

expense in the Condensed Consolidated Statements of Operations. Additionally, as part of the sale of the Alco West Las Vegas I, L.P. joint venture investment, Unisource settled its asset retirement obligation on the property with the buyer (with a fair value of $0.9 million), resulting in a loss of $0.5 million recorded in Selling and administrative expenses in the Condensed Consolidated Statements of Operations.
Investment carrying values are included in Other noncurrent assets in the Condensed Consolidated Balance Sheets. Differences between the carrying value of the investments and the underlying equity in net assets are the result of the carrying value of noncurrent assets being written down to zero as a result of the Acquisition. Equity earnings in real estate joint ventures were $0.3 million and $0.5 million for the six months ended June 2014 and 2013, respectively, and are included in Equity earnings of affiliates, net of taxes in the Condensed Consolidated Statements of Operations.

(6)	Income Taxes
The provision for Income tax expense for the six months ended June 2014 and June 2013 is based on the estimated annual effective tax rate, plus any discrete items.
The following table presents the provision for Income tax expense and the effective tax rates for the six months ended June 2014 and 2013:

	Six months ended
	June 2014	June 2013
Loss before income taxes	$7.9	$3.1
Income tax expense	$7.5	$0.7
Effective income tax rate	94.9%	22.6%

For the six months ended June 2014, Unisource recognized income tax expense of $7.5 million compared to income tax expense of $0.7 million in the six months ended June 2013. The income tax expense in the six months ended June 2014 primarily related to the tax expense for the release of a deferred tax asset of $2.4 million related to the cancelation of the stock compensation program, as discussed in Note 1 to the Condensed Consolidated Financial Statements, the disallowance of Merger related expenses in 2014 and the gain on the sale of the equity-method investments of $2.3 million. The provision for income tax expense for the six months ended June 2013 is predominately related to minimum tax liability requirements in certain states. Unisource released substantially all of its valuation allowance associated with its deferred tax assets for the U.S. federal and state net operating losses in the three months ended September 2013.

Unisource has a valuation allowance of $11.0 million against its state net deferred tax assets and $14.3 million against its Canada net deferred tax assets as of June 30, 2014.

As of June 30, 2014, the gross amount of uncertain tax positions was $1.9 million. Substantially all of the gross uncertain tax positions, if recognized, would impact Unisource’s effective tax rate in the period of recognition. Unisource recognizes accrued interest and penalties related to uncertain tax positions as a component of income tax expense. Unisource recorded interest and penalties of $0.2 million during the six months ended June 2014. Unisource currently estimates that, as a result of expirations of statutes of limitations, the amount of uncertain tax positions could be reduced by approximately $0.3 million during the next twelve months and substantially all of this reduction will positively impact the effective rate.

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

(7) Long-term Debt
Long-term debt obligations at June 30, 2014 and December 31, 2013 were as follows:

	June 30,	December 31,
	2014	2013
Senior Credit Facility	$323.8	$317.3
Real Estate Capital Lease obligations, with related party	50.8	55.3
Equipment Capital Lease obligations	9.4	10.8
	384.0	383.4
Less: Current maturities	(12.7)	(12.1)
Long-term debt, net of current maturities	$371.3	$371.3

(a)	Senior Credit Facility
On March 15, 2011, Unisource entered into an asset-based senior credit facility agreement (the Senior Credit Facility) which matures on March 15, 2016. The Senior Credit Facility provides for borrowings of up to $600 million and $613.5 million as of June 30, 2014 and December 31, 2013, respectively, as follows:

•
Tranche A provides up to $450.0 million and $150.0 million of borrowings based upon eligible receivables and inventory in the U.S. and Canada, respectively. Unisource has the right to increase the Tranche A borrowings up to $150.0 million (which may be allocated among the U.S. and Canadian sub-facilities as Unisource elects) so long as certain conditions are satisfied.

•
Tranche A-1 expired on March 15, 2014 pursuant to pre-existing terms in the Senior Credit Facility. As of December 31, 2013, the Tranche A-1 commitment was $10.0 million and $3.5 million for the U.S. and Canadian sub-facilities, respectively.

At June 30, 2014, the weighted average interest rate for these borrowings was 4.71%
Unisource had $169.1 million and $206.2 million of unused available borrowing capacity at June 30, 2014 and December 31, 2013, respectively. The Senior Credit Facility included $19.9 million and $28.1 million of Canadian bank overdrafts at June 30, 2014 and December 31, 2013, respectively. Unisource had $7.8 million of letters of credit outstanding under the Senior Credit Facility as of June 30, 2014 and December 31, 2013, respectively. Unisource was in compliance with all financial covenants under the Senior Credit Facility as of June 30, 2014 and December 31, 2013.
(b) Deferred Financing Costs
Deferred financing costs are amortized on a straight-line basis over the remaining term of the Senior Credit Facility through 2016 and are reflected in Interest expense, net in the Condensed Consolidated Statements of Operations. Amortization expense was $2.6 million for the six months ended June 2014 and 2013. In addition, during the six months ended June 2014, the Tranche A-1 commitment was reduced to zero and resulted in a $0.2 million charge, recorded in Interest expense, net in the Condensed Consolidated Statements of Operations, to write-off the remaining deferred financing costs associated with the reduction in commitment.
Unamortized deferred financing costs included in Other noncurrent assets were $8.0 million and $10.7 million as of June 30, 2014 and December 31, 2013, respectively.
(8) Employee Benefit Plans

(a)	Defined Contribution Plans
Unisource sponsors defined contribution retirement plans in the United States and Canada in which most of its employees are eligible to participate. Unisource’s total contributions to its United States defined contribution

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

retirement plans were $2.9 million and $2.8 million for the six months ended June 2014 and 2013, respectively, and to its Canada defined contribution retirement plans were $0.9 million for the six months ended June 2014 and 2013.
(b) U.S. Defined Benefit Plans
In the U.S., Unisource sponsors a defined benefit pension plan for its nonunion and union employees and a Supplemental Executive Retirement Plan (SERP) for certain highly compensated employees. Effective February 15, 2008, Unisource elected to freeze its U.S. defined benefit plan for its nonunion employees and its SERP, although vested participants in such plans continue to receive interest credits on account balances earned prior to the freeze date.

(c)	Canada Defined Benefit Plans
In Canada, Unisource sponsors one nonunion and two union defined benefit plans also known as Registered Pension Plans (RPP). Unisource also maintains a nonregistered SERP for certain highly compensated employees in Canada that provides pension benefits in excess of the registered plan compensation limits.
Effective December 31, 2009, the nonunion defined benefit plan and the SERP plan were frozen for service credit. However, the participants are still eligible for early retirement benefits, and final average earnings continue to be used for calculating retirement benefits.
Effective 2010, the Unisource Canadian union defined benefit plan was frozen for new participants under the two collective bargaining agreements.
A detailed discussion of these plans is presented in Note 8 included in Unisource’s Consolidated Financial Statements for the fiscal year ended December 31, 2013.
There were no settlement charges for the six months ended June 2014. Settlement charges related to Canadian defined benefit and SERP plans were $0.1 million for the six months ended June 2013 and were reflected in Restructuring expenses in the Condensed Consolidated Statements of Operations.
The total net cost recognized for the six months ended June 2014 and 2013 associated with Unisource’s defined benefit pension and SERP plans is based on actuarial estimates of such costs. The following tables present a summary of the total net periodic cost recorded in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the six months ended June 2014 and 2013 related to the plans:

	Six months ended June 2014		Six months ended June 2013
	U.S.	Canada	U.S.	Canada
Components of net periodic benefit
cost:
Service cost	$0.7	$0.1	$0.7	$0.1
Interest cost	1.7	2.0	1.5	2.0
Expected return on plan assets	(2.8)	(1.8)	(2.3)	(2.0)

Settlement loss	—	—	—	0.1
Amortization of prior service
credit	—	(0.2)	—	(0.2)
Amortization of net loss	—	0.4	0.5	0.8
Net periodic benefit cost	$(0.4)	$0.5	$0.4	$0.8
Unisource’s funding policy for its defined benefit pension plans is to contribute amounts sufficient to meet legal funding requirements, plus any additional amounts that Unisource may determine to be appropriate considering the funded status of the plan, tax deductibility, the cash flows generated by Unisource and other factors. Unisource made

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

cash contributions of $1.4 million and $2.1 million for the six months ended June 2014 to its U.S. and Canadian defined benefit pension plans, respectively. The SERP plans are funded to the extent of benefit payments, which did not require any funding for the six months ended June 2014.
Unisource expects to contribute $1.9 million and $2.1 million to its U.S. and Canadian defined benefit pension plans, respectively, for the remainder of 2014.
The U.S. defined benefit plan received actuarial certification on September 29, 2013, that restrictions imposed by Internal Revenue Code Section 436 were lifted, and eligible U.S. participants are now permitted to take lump sum payments from their full cash balance accounts.

(d)	Multiemployer Plans
Unisource also makes contributions to multiemployer pension plans for its employees covered by such plans. These contributions were $0.7 million for each of the six months ended June 2014 and 2013. It is reasonably possible that changes could occur affecting employees for which Unisource makes contributions to multiemployer employee benefit plans. Such changes might result in additional contribution obligations to these plans. Any such obligations would be governed by the specific agreement between Unisource and any such plan.

(9)	Commitments and Contingencies
(a) Operating Leases
Total rent expense included in operating expenses in the Condensed Consolidated Statements of Operations was as follows:

	Six months ended
	June 2014	June 2013
Distribution expenses	$19.8	$20.9
Selling and administrative expenses	1.9	2.1
Restructuring expenses	0.2	0.3
	$21.9	$23.3
As of June 30, 2014, future commitments under noncancelable leases with an original term of at least one year were as follows:

	2014	2015	2016	2017	2018	Thereafter
Operating lease obligations	$20.8	$33.4	$26.9	$21.9	$17.4	$31.9
Unisource subleases five facilities under operating leases. Sublease income was less than $0.3 million for each of the six months ended June 2014 and 2013, respectively.
(b) Asset Retirement Obligations
Unisource has contractual obligations associated with warehouse leases which require the facility be returned to its original condition less normal wear and tear. Costs to restore the warehouse facilities to their previous condition typically include signage removal and repairs to the warehouse floor, dock doors and drywall. In the case of the Real Estate Capital Leases (Refer to Note 7 of Unisource’s Consolidated Financial Statements for the fiscal year ended December 31, 2013), Unisource is also responsible for the repair and/or replacement of warehouse roofs, parking lots and HVAC, in addition to other repairs which are required to return these warehouses to their original condition less normal wear and tear.
In accordance with GAAP, accruals are made based on Unisource’s estimates of current market restoration costs, inflation rates and discount rates. At the inception of a lease, the present value of the expected cash payment is

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

recognized as an asset retirement obligation (ARO) with a corresponding amount recognized in Property and equipment, net in the Condensed Consolidated Balance Sheets. The property asset amount is depreciated, and the liability is accreted, over the period from lease inception to the time Unisource expects to vacate the premises resulting in both depreciation and interest accretion charges in the Condensed Consolidated Statements of Operations. Discount rates used are based on credit‑adjusted risk‑free interest rates. Credit‑adjusted risk‑free rates are estimated based on the average yield for noninvestment grade bonds for the year of the lease inception. Assumptions used to estimate Unisource’s ARO liability are updated on an annual basis and when significant changes in facts and circumstance occur which would affect such estimates.
The following schedule is a reconciliation of the beginning and ending aggregate carrying amount of Unisource’s
ARO liabilities, which is reflected primarily in Other noncurrent liabilities in the Condensed Consolidated Balance Sheets at June 30, 2014 and December 31, 2013:

	June 30,	December 31,
	2014	2013
Obligation, beginning of the year	$7.5	$5.5
Accretion expense	0.3	0.5
Additions/Adjustments	0.5	2.0
Terminations	(0.9)	(0.4)
Currency translation adjustments	(0.1)	(0.1)
Obligation, end of period	$7.3	$7.5

(c) Escheat Audit
During 2013, Unisource was notified by the State of Delaware that they intended to examine the books and records of Unisource to determine compliance with Delaware escheat laws. Since that date, seven other states have joined with Delaware in the audit process which is conducted by an outside firm on behalf of the states and covers the period from 1981 to present. Unisource had been informed that similar audits have generally taken two to four years to complete. Due to the preliminary stages of such audits, Unisource determined that the ultimate outcome cannot be estimated at this time. Claims or liabilities could be asserted and such outcomes could have a material impact on Unisource’s financial position, results of operations and cash flows.
(d) Legal Matters
Unisource is subject to various legal proceedings and claims that arise in the ordinary course of business. Although the ultimate outcome of legal proceedings underway at any point in time is difficult to reasonably determine, Unisource believes adequate reserves have been established for probable losses and legal costs related thereto.

(e)	Other
Approximately 11.2% of Unisource’s work force is represented under 26 collective bargaining agreements at June 30, 2014. There is one collective bargaining agreement that expired in 2013 and is currently under negotiation and is expected to be renewed during 2014.

(10)	Redeemable Preferred Stock
Redeemable preferred stock was issued on December 5, 2011, in connection with the PIK note exchange. (Refer to Note 10 of Unisource’s Consolidated Financial Statements for the fiscal year ended December 31, 2013).
The aggregate liquidation preference of the Redeemable preferred stock at December 31, 2013 was $268.1 million. As discussed in Note 1 to the Condensed Consolidated Financial Statements, the Redeemable preferred stock, including any obligation to pay Redeemable preferred stock dividends, was cancelled upon the Reorganization on January 27, 2014. The cancellation was recorded as a reduction of Redeemable preferred stock and cancellation of the cumulative preferred stock dividend payable within Other noncurrent liabilities of $149.3 million and $36.3 million, respectively, to bring both balances to zero, with a corresponding increase in Additional paid-in capital of $185.6 million. At January 27, 2014, dividends, accreted at a fair value of 12%, were $39.5 million, which included the cumulative

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

dividend declared on December 5, 2013 of $36.3 million, as well as the undeclared dividend accretion of $1.6 million through December 31, 2013 and $1.6 million for the period January 1, 2014 through January 27, 2014.
(11) Common and Treasury Stock
Authorized UWWH common stock originally included 30,000 shares of Class A, 90 shares of Class B, 3,125 shares of Class L and 10 shares of Class M. Class A and Class L shares were entitled to one vote per share. Class B and Class M shares had no voting rights. As discussed in Note 1 to the Condensed Consolidated Financial Statements, Common stock (Class A, B, L, and M shares), including Treasury stock, were cancelled upon the Reorganization at January 27, 2014. The cancellation was recorded as a reduction in Common stock and an increase in Treasury stock of $0.3 million and $1.0 million, respectively, to bring both balances to zero at January 27, 2014, with a corresponding decrease in Additional paid-in capital of $0.7 million. In addition, in conjunction with the Reorganization at January 27, 2014, UWWH authorized and issued 1,000 common stock shares to the UWWH Stockholder.
In connection with the consummation of the Reorganization, each option to purchase Class A and Class L common stock of UWWH (Stock Options) was cancelled and concurrently replaced with profit interests in UWWH Stockholder (Profit Interests) that replicated, to the extent practicable, the quantity, vesting, expiration date and exercise price of the Stock Options immediately prior to the Reorganization. Because the fair value of the Profit Interests was equivalent to the Stock Options, no incremental compensation cost was recognized by Unisource following the Reorganization. The unamortized compensation expense will continue to be amortized on a straight-line basis over the vesting period of each holder.

(12)	Other Comprehensive Loss
A summary of the components of Other comprehensive loss for the six months ended June 2014 and 2013 were as follows:

		Tax
	Pre-Tax	(expense)/	Net of tax
	amount	benefit	amount
Six months ended June 2014
Foreign currency translation adjustment	$(0.4)	$—	$(0.4)
Defined benefit pension plans:			—
Amortization of prior service credit	(0.2)	—	(0.2)
Amortization of net loss	0.4	—	0.4
Other comprehensive loss	$(0.2)	$—	$(0.2)

		Tax
	Pre-Tax	(expense)/	Net of tax
	amount	benefit	amount
Six months ended June 2013
Foreign currency translation adjustment	$(3.8)	$—	$(3.8)
Defined benefit pension plans:			—
Settlement loss	0.1	—	0.1
Amortization of prior service credit	(0.2)	—	(0.2)
Amortization of net loss (gain)	1.3	(0.4)	0.9
Other comprehensive loss	$(2.6)	$(0.4)	$(3.0)

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

(13) Related Party Transactions

(a)	Georgia-Pacific
Unisource purchases certain inventory items from GP and sells certain inventory items to GP in the normal course of business. Purchases from GP, net of applicable discounts, were $82.4 million and $91.6 million for the six months ended June 2014 and 2013, respectively. These amounts were recorded in Costs of products sold in the Condensed Consolidated Statements of Operations. Sales to GP were $17.9 million and $14.4 million for the six months ended June 2014 and 2013, respectively.
Related-party accounts receivable from GP were approximately $3.5 million and $2.5 million as of June 30, 2014 and December 31, 2013, respectively. Related-party accounts payable to GP were approximately $8.0 million and $6.7 million as of June 30, 2014 and December 31, 2013, respectively. At June 30, 2014 and December 31, 2013, Unisource also had a related-party receivable from GP of $0.4 million and $0.3 million, respectively, related to an indemnity agreement.
In connection with the Acquisition, Unisource transferred 42 of its U.S. warehouse and distribution facilities (the Properties) to GP and GP sold 38 of such Properties to an unrelated third party. Total payments made with respect to the Properties which are part of a sale leaseback transaction with GP (Refer to Note 7 of Unisource’s Consolidated Financial Statements for the fiscal year ended December 31, 2013) were $8.0 million and $7.9 million for the six months ended June 2014 and 2013, respectively.
Amounts due and related to the Properties were $50.8 million and $55.3 million at June 30, 2014 and December 31, 2013, respectively, and are included in Capital lease obligations to related party, current portion and Capital lease obligations to related party, less current portion in the Condensed Consolidated Balance Sheets.
Certain assets and liabilities attributed to Unisource for periods prior to the Acquisition, related to pension liabilities, income and sales taxes, insurance, other employee benefits, environmental matters, litigation and others, were retained by GP for these prior periods. Unisource also has an agreement with GP whereby Unisource is indemnified by GP against any claims related to periods prior to the Acquisition Date above certain thresholds.
In connection with the Merger, UWWH, Unisource Worldwide, Inc., a wholly-owned subsidiary of UWWH, Bain and GP entered into a Consent and Waiver Agreement, whereby Unisource and each of the parties agreed: (i) Unisource would not have the ability to extend the term of the leases under its real estate capital leases and two other warehouse leases with GP (Refer to Note 7, Long-term Debt), (ii) GP would no longer be required to reimburse Unisource for certain future deferred compensation obligations, which at June 30, 2014 had a discounted future obligation of approximately $1.8 million and (iii) to settle a Canadian tax dispute concerning a tax benefit relating to the tax basis at the time of the Acquisition. The payment of $1.1 million was made to GP subsequent to June 30, 2014. As of June 30, 2014, Unisource had recognized $1.1 million of such benefit. The liability for the amount recognized was included in Other accrued liabilities in the Condensed Consolidated Balance Sheets at June 30, 2014.
(b) Bain Capital Partners
At the Acquisition, Unisource and Bain Capital Partners entered into a management services agreement that provides for consulting and other management services by Bain Capital Partners to Unisource. Under the terms of the management consulting agreement, Unisource pays Bain Capital Partners $1.0 million per quarter, plus reimbursable expenses. The cost associated with this agreement was $2.2 million for the six months ended June 2014 and 2013, and such costs are included in Selling and administrative expenses in the Condensed Consolidated Statements of Operations. The advisory services agreement also provides Bain Capital Partners with the right to receive a success fee for leading efforts related to acquisitions and refinancing activities.

(c)	Other
As discussed in Note 5, Investments in Real Estate Joint Ventures, Unisource sold its 50% ownership interest in two real estate joint ventures during the six months ended June 2014 and has 50% ownership interests in two remaining real estate joint ventures.

UWW HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2014
(Dollars in millions, except share amounts in thousands)

Unisource also leases warehouse and office space from these joint ventures and rent expense paid to these related parties was approximately $2.1 million for the six months ended June 2014 and 2013. Amounts receivable from the two remaining joint ventures were zero and $0.2 million as of June 30, 2014 and December 31, 2013, respectively.

(14)	Subsequent Events
Unisource has evaluated subsequent events that occurred after the balance sheet date of June 30, 2014 through December 17, 2014, the date the Condensed Consolidated Financial Statements were available to be issued.
As discussed in Note 1, on the Closing Date, International Paper completed the previously announced Spinoff of its distribution solutions business, xpedx. Immediately following the Spinoff of the xpedx business to International Paper shareholders, UWWH, the parent company of Unisource Worldwide, Inc., merged with and into the xpedx business to form a new, publicly-traded company, Veritiv Corporation.
After the Merger, the UWWH Stockholder received 7,840,000 unregistered shares, or approximately 49%, and International Paper shareholders received 8,160,000 registered shares, or approximately 51%, of the shares of Veritiv common stock on a fully-diluted basis.
In connection with the Merger, Veritiv's management determined it was necessary to fair value all assets acquired and liabilities assumed as of July 1, 2014. Included in this assessment was the valuation of all existing defined benefit pension plan assets and liabilities. Any re-measurement adjustments to the net projected benefit obligation will be reflected in the financial statements subsequent to June 30, 2014. In addition, on July 1, 2014, Unisource’s Senior Credit Facility was assumed and immediately paid off by Veritiv. Accordingly, Unisource’s Senior Credit Facility expired on July 1, 2014 as a result of the prepayment.
In connection with the Merger, Unisource had contractual obligations under employment, retention and other similar agreements of approximately $30.0 million payable to certain employees. In July 2014, $3.0 million was paid and the remaining amount of $27.0 million is expected to be paid out within two years after the Closing Date.